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                     September 29, 2023

       Evan Xu
       Chief Financial Officer
       Genetron Holdings Ltd
       1-2/F, Building 11, Zone 1
       No. 8 Life Science Parkway
       Changping District, Beijing, 102206
       People   s Republic of China

                                                        Re: Genetron Holdings
Ltd
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            File No. 001-39328

       Dear Evan Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Xuelin Wang